Exhibit 99.1

For Immediate Release

Contact: William C. McCartney
        Chief Financial Officer
        (978) 688-1811

     WATTS INDUSTRIES COMPLETES $125 MILLION SENIOR NOTES PRIVATE PLACEMENT

NORTH ANDOVER, MA--May 15, 2003--Watts Industries, Inc. (NYSE: WTS) announced today that it has completed a private placement of $125 million of senior unsecured notes consisting of $50 million principal amount of 4.87% Senior Notes due 2010 and $75 million principal amount of 5.47% Senior Notes due 2013.

The net proceeds from the private placement will be used to repay in full the company's $75 million principal amount of 8 3/8% Notes due December 2003 and to repay approximately $30 million outstanding under the company's senior credit facility. The balance of the net proceeds will be used for general corporate purposes.

The Notes were offered and sold only to institutional investors. The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the Securities Act of 1933, as amended, and applicable state securities laws, except under circumstances where neither such registration nor such an exemption is required by law.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.

Watts Industries is a world leader in the manufacture of valves and other products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Its expertise in a wide variety of water technologies enables it to be a comprehensive supplier to the Water Industry.

This Press Release may include statements which are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Watts Industries' current views about its future results of operations and other forward-looking information. You should not rely on forward-looking statements because Watts' actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the following: loss of market share through competition, introduction of competing products by other companies, pressure on prices from competitors, suppliers, and/or customers, failure or delay in developing new products, lack of acceptance of new products, failure to manufacture products that meet required performance and safety standards, foreign exchange fluctuations, cyclicality of industries, such as plumbing and heating wholesalers and home improvement retailers, in which Watts markets certain of its products, reductions in the supply of raw materials, increases in the prices of raw materials, economic factors, such as the

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levels of housing starts and remodeling, impacting the markets where Watts'
products are sold, manufactured, or marketed, environmental compliance costs, product liability risks, the results and timing of Watts' manufacturing restructuring plan, changes in the status of current litigation, including the James Jones case, and other risks and uncertainties discussed under the heading "Certain Factors Affecting Future Results" in Watts' Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities Exchange Commission and other reports Watts files from time to time with the Securities and Exchange Commission. Watts does not intend to and undertakes no duty to update the information contained in this Press Release.